Exhibit 2

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this "Agreement") is entered into as of January 10, 2008, by and among Employers Holdings, Inc., a Nevada corporation ("Parent"), and Fred R. Lowe ("Shareholder").  Parent and Shareholder are sometimes referred to herein as a "Party" and collectively as the "Parties".

W I T N E S S E T H:

WHEREAS, as of the date hereof, Shareholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.01 per share (the "Common Stock"), of AmCOMP Incorporated, a Delaware corporation (the "Company"), set forth opposite Shareholder's name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (such period, the "Voting Period"), are collectively referred to herein as the "Subject Shares");

WHEREAS, Parent, Sapphire Acquisition Corp., a wholly-owned subsidiary of Parent ("Acquisition Sub"), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), pursuant to which Acquisition Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the "Merger"); and

WHEREAS, as a condition to the willingness of Parent and Acquisition Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Shareholder is executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Capitalized Terms.  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.  For the avoidance of doubt, the term "Affiliate," as used in this Agreement, shall have the meaning ascribed to such term in the Merger Agreement.

ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1   Agreement to Vote the Subject Shares.  Subject to Section 2.3, Section 2.4 and Section 2.5, Shareholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company, Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Shareholder contained in this Agreement, and (c) against the following actions or proposals (other than the transactions contemplated by the Merger Agreement):  (i) any Company Takeover Proposal or any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; and (ii) (A) any change in the persons who constitute the Board); (B) any material change in the present capitalization of the Company or any amendment of the Certificate of Incorporation or Bylaws; (C) any change in the Company's corporate structure or business; or (D) any other action or proposal involving the Company or any Company Subsidiary that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement or could reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled.  Subject to Section 2.5, Shareholder agrees not to, and shall cause its Representatives not to, enter into any agreement, commitment or arrangement with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2        Effect of Change of Recommendation, Withdrawal of Recommendation or Company Breach.  For the avoidance of doubt, Shareholder agrees that, during the Voting Period, the obligations of Shareholder specified in Section 2.1 shall not be affected by any (a) Change of Recommendation, (b) Withdrawal of Recommendation or (c) breach by the Company of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

       Section 2.3       Grant of Irrevocable Proxy.  Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, as Shareholder's agent, proxy and attorney-in-fact, with full power of substitution and resubstitution in the premises, to vote or act by written consent during the Voting Period with respect to any and all of the Subject Shares in accordance with Section 2.1, in each case subject to the receipt of any Requisite Regulatory Approvals, if required.  Shareholder shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business.  Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.  Shareholder affirms that the irrevocable proxy set forth in this Article II is given in connection with, and in consideration of, the execution of the Merger Agreement, and that such irrevocable proxy is given to Parent by Shareholder to secure the performance of the duties of Shareholder under this Agreement.

        Section 2.4       Nature of Irrevocable Proxy.  The proxy and power of attorney granted pursuant to Section 2.3 to the Parent by Shareholder shall (a) be irrevocable during the term of this Agreement, (b) be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, (c) revoke any and all prior proxies and powers of attorney granted by Shareholder with respect to the Subject Shares and (d) not give any subsequent proxy or power of attorney with respect to the Subject Shares, other than a proxy solicited by the Proxy Statement to the extent necessary to permit Shareholder to comply with Section 2.1.  The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder and shall be binding upon the heirs, personal representatives, successors or assigns of Shareholder.  The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.  It is agreed that Parent and any designee of Parent shall use the irrevocable proxy granted hereby only in accordance with applicable Law.  For the avoidance of doubt, the vote of Parent or any designee of Parent shall control in any conflict between the vote by Parent or any designee of Parent of the Subject Shares and any other vote by Shareholder of the Subject Shares.

        Section 2.5      No Restrictions on Obligation as Director or Officer.  The Parties acknowledge that Shareholder (or a Representative of Shareholder) is a director and/or officer of the Company and, in such capacity, owes a fiduciary duty to the Company and its stockholders.  Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, general partner, member, employee, agent or other representative (collectively, "Representatives") of Shareholder in his or her capacity as a director or officer of the Company, including pursuant to Section 4.4(e) of the Merger Agreement.

ARTICLE III

COVENANTS

         Section 3.1     Generally.

(a)         Shareholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not, and shall cause its Representatives not to, without the Parent's prior written consent, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a "Transfer"), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Shareholder's ability to perform its obligations under this Agreement.

(b)         In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

(c)         Shareholder agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of Shareholder contained in this Agreement inaccurate in any material respect.

          Section 3.2    Standstill Obligations of the Shareholder.  Shareholder covenants and agrees with Parent that, during the Voting Period:

(a)         Shareholder shall not, nor shall Shareholder permit any of its Representatives to, nor shall Shareholder act in concert with or permit any of its Representatives to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a "solicitation" of "proxies" or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company vote in favor of adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement)

(b)         Shareholder shall not, nor shall Shareholder permit any Representative of Shareholder to, nor shall Shareholder act in concert with or permit any Representative of Shareholder to act in concert with any Person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any Person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

(c)         Shareholder shall not, nor shall Shareholder permit any Representative of Shareholder to, nor shall Shareholder act in concert with or permit any Representative of Shareholder to act in concert with any Person to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate (including, in each case, by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or any indication of interest in, any Company Takeover Proposal, engage in any negotiations or discussions concerning any Company Takeover Proposal, or provide any non-public information or data to any Person (other than Parent, Acquisition Sub or any of Affiliates of Parent) that has made, or to Shareholder's knowledge, is considering making a Company Takeover Proposal or any Representatives thereof, or make any public statements with respect to any Company Takeover Proposal or any matter that relates to, supports, or could reasonably be expected to lead to any Company Takeover Proposal.

(d)         Shareholder shall, and shall (subject to Section 2.5) cause any Representative of Shareholder to, cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any Company Takeover Proposal or any matter that relates to, supports, or could reasonably be expected to lead to any Company Takeover Proposal.  Shareholder shall, and shall not (subject to Section 2.5) permit any of its Representatives to, directly or indirectly, engage in any activity which would be prohibited pursuant to Section 4.4(b) of the Merger Agreement if engaged in by the Company.

       Section 3.3       Appraisal Rights.  Shareholder agrees not to seek appraisal or assert any rights of dissent from the Merger that it may have under Section 262 of the DGCL (or otherwise) and, to the extent permitted by applicable Law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under Section 262 of the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder hereby represents and warrants to Parent as follows:

      Section 4.1        Binding Agreement.  Shareholder (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (b) if not a natural person, (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Shareholder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of Shareholder.  This Agreement, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles).

      Section 4.2        Ownership of Shares.  Schedule I sets forth opposite Shareholder's name the number of shares of Common Stock over which Shareholder has record and beneficial ownership as of the date hereof.  As of the date hereof, Shareholder is the lawful owner of the shares of Common Stock denoted as being owned by Shareholder on Schedule I and has the sole power to vote or cause to be voted such shares.  Shareholder does not own or hold any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Subject Shares.  Shareholder has good and valid title to the Common Stock denoted as being owned by Shareholder on Schedule I, free and clear of any and all pledges, mortgages, Encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement.  There are no claims for finder's fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by Shareholder pursuant to arrangements made by Shareholder.

      Section 4.3     No Conflicts.

(a)         No filing with any Governmental Authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby.

(b)         None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of Shareholder, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of the Subject Shares or assets may be bound, or (iii) violate any applicable Order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair Shareholder's ability to perform its obligations under this Agreement.

      Section 4.4        Company Takeover Proposal.  Shareholder represents that it is not, and (subject to Section 2.5) no Representative of Shareholder is, engaged in any discussions or negotiations with any Person (other than Parent, Acquisition Sub or any of Affiliates of Parent) with respect to any Company Takeover Proposal or any matter that relates to, supports, or could reasonably be expected to lead to any Company Takeover Proposal.

      Section 4.5        Reliance by Parent.  Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Shareholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Shareholders as follows:

       Section 5.1       Binding Agreement. Parent is a Nevada corporation duly organized and validly existing under the laws of the jurisdiction of its organization.  Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary corporate action on the part of Parent.  This Agreement, assuming due authorization, execution and delivery hereof by Shareholder, constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles).

       Section 5.2    No Conflicts.

(a)         No filing with any Governmental Authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby.

(b)         None of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of Parent, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (iii) violate any applicable Order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair Parent's ability to perform its obligations under this Agreement.

        Section 5.3      Reliance by the Shareholder.  Parent understands and acknowledges that Shareholder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

ARTICLE VI

TERMINATION

         Section 6.1     Termination.  This Agreement shall automatically terminate, and none of Parent or Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (a) the mutual written consent of Parent and Shareholder, (b) the Effective Time, (c) the date of termination of the Merger Agreement in accordance with its terms, (d) the date of any change or amendment to the Merger Agreement that results in any decrease in the Merger Consideration, or (e) October 31, 2009.  The termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party hereto or relieve such Party from liability for such Party's breach of any terms of this Agreement.  Notwithstanding anything to the contrary herein, the provisions of Article VII (other than Section 7.2) shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

         Section 7.1     Publication.  Shareholder hereby permits the Company and Parent to publish and disclose in any forms, schedules or other documents to be filed with the SEC (including the Proxy Statement) Shareholder's identity and ownership of the Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

          Section 7.2    Further Assurances.  From time to time, at the other Party's request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

          Section 7.3    Fees and Expenses.  Each of the Parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement.

          Section 7.4    Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties hereto.  The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          Section 7.5    Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)         If to Parent or Acquisition Sub:

Employers Holdings, Inc.
9790 Gateway Drive
Reno, Nevada  89521
Attn:      Lenard T. Ormsby
Phone:   (775) 327-2547
Fax:       (775) 886-1854

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY  10036
Attn:     Robert J. Sullivan
David C. Ingles
Phone:  (212) 735-3000
Fax:      (212) 735-2000

(b)         If to Shareholder:

Fred R. Lowe
c/o AmCOMP Incorporated
701 U.S. Highway One
North Palm Beach, FL  33408
Phone:    (561) 840-7171
Fax:        (561) 863-2603

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
106 East College Street, Suite 900
Tallahassee, FL 32302
Attn:         Thomas Maida, Esquire
Phone:      (850) 222-6100
Fax:          (850) 561-6475

and with a copy (which shall not constitute notice) to:

Foley & L cardner LLP
One Independent Drive, Suite 1300
Jacksonville, FL 32202
Attn:        Gardner Davis, Esquire
Phone:     (904) 359-2000
Fax:         (904) 359-8700

        Section 7.6      Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 7.7      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

       Section 7.8       Entire Agreement; Assignment.  This Agreement (together with the Merger Agreement, to the extent referred to herein, and Schedule I) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent.

       Section 7.9       Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

       Section 7.10     Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  The words "hereof," "herein," "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word "or" shall not be exclusive.  Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

       Section 7.11     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

       Section 7.12     Specific Performance; Jurisdiction.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.  In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service being made through the notice procedures set forth in Section 7.5.  Each of the Shareholder and Parent hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.5 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby.

      Section 7.13      Counterparts.  This Agreement may be executed in counterparts (including by facsimile), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 7.14       No Partnership, Agency or Joint Venture.  This Agreement is intended to create a contractual relationship between Shareholder, on the one hand, and Parent, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto.  Without limiting the generality of the foregoing sentence, Shareholder (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a "group" for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.  To the knowledge of Shareholder, Shareholder is not affiliated with any other holder of Common Stock entering into a voting agreement with Parent in connection with the Merger Agreement and has acted independently regarding its decision to enter into this Agreement and regarding its investment in the Company.

[Execution page follows.]

IN WITNESS WHEREOF, Parent and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

EMPLOYERS HOLDINGS, INC.

By:	/s/ Douglas D. Dirks
Name: Douglas D. Dirks
Title: Chief Executive Officer

FRED R. LOWE

/s/ Fred R. Lowe

SCHEDULE I

Ownership of Common Stock

Shareholder	Number of Shares
Fred R. Lowe	229,471